CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 21, 2016, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended May 31, 2016 of AMG Managers Cadence Emerging Companies Fund, one of the series constituting AMG Funds III, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 26, 2017